U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

FORM 5                                                     OMB APPROVAL
                                                   ---------------------------
[ ] CHECK THIS BOX IF NO LONGER                    OMB NUMBER        3235-0362
    SUBJECT TO SECTION 16.                         EXPIRES:   January 31, 2005
    FORM 4 OR FORM 5 OBLIGATIONS                   EXTIMATED AVERAGE BURDEN
    MAY CONTINUE. SEE INSTRUCTION                  HOURS PER RESPONSE......1.0
    1(b).

[ ] FORM 3 HOLDINGS REPORTED

[ ] FORM 4 TRANSACTIONS REPORTED


    FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR SECTION 30(f)
                      OF THE INVESTMENT COMPANY ACT OF 1940
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1. Name and Address of Reporting Person(1)
William Sifer
132 Penn Avenue Telford, PA 18969

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2. Issuer Name and Ticker or Trading Symbol
Environmental Solutions Worldwide ESWW



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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year
February  , 2003


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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person to Issuer (Check all applicable)
     [X] Director                            [ ] 10% Owner
     [ ] Officer (give title below)          [ ] Other (specify below)


                    _____________________________

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7.  Individual or Joint/Group Filing
 (Check applicable line)

[X] Form filed by One Reporting Person

[ ] Form filed by More Than One Reporting Person

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TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
           OR BENEFICIALLY OWNED
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

1. Title       2. Trans-      3. Trans-     4. Securities Acquired (A)    5. Amount of        6. Ownership   7. Nature of
of Security      action         action         or Disposed of (D)            Securities          Form:          Indirect
(Instr. 3)        Date           Code          (Instr. 3, 4 and 5)           Beneficially        Direct (D)     Beneficial
                (Month/        (Instr.8)                                     Owned at            or             Ownership
                Day/Year)                    ---------------------------     End of Issuer's     Indirect (I)   (Instr. 4)
                                           Amount    (A) or    Price         Fiscal Year         (Instr. 4)
                                                       (D)                  (Instr.3 and 4)
------------------------------------------------------------------------------------------------------------------------------
Common Stock    10/03/02                   236,000      A       $0.17           236,000             D



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

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TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (e.g., Puts, Calls, Warrants, Options, Convertible Securities)

FORM 5 (continued)
--------------------------------------------------------------------------------

1. Title   2. Conver-  3. Trans-  4. Transac-  5. Number  6. Date      7.Title and  8. Price     9. Number of  10. Owner- 11. Nature
of Deriv-  sion or     action     tion Code    of Deriv-  Exercisable  Amount of    of Deriva-   Derivative    ship of        of
ative      Exercise    Date       (Instr. 8)   ative Se-  and Expir-   Underlying     tive       Securities    Derivative  Indirect
Security   Price of    (Month/                 curities   ation Date   Securities   Security     Beneficially  Security:  Beneficial
(Instr. 3) Derivative  Day/Year)               Acquired   (Month/Day/  (Instr.      (Instr.5)    Owned at End  Ownership
           Security                            (A) or      Year)        3 & 4)                   of Year       Direct     (Instr. 4)
                                               Disposed   -----------  ------------              (Instr. 4)    (D) or
                                               of (D)     Date    Expir-      Amt. or                          Indirect
                                               (Instr.    Exer-   ation Title Num. of                          (I)
                                               3, 4 & 5)  cisable Date        Shares                           (Instr.4)
                                               ---------
                                               (A)   (D)
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
Warrants    $0.15      10/03/02                236,000 10/03/02 10/03/05 Common 118,000           236,000      D
                                                                          Stock


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

Explanation of Responses:

Each warrant has an exercise price of $0.15
Each warrant, upon exercise, is equivalent to 1/2 share of Common Stock Warrants may only be exercised in even units for whole shares



/s/ WILLIAM SIFER                                          FEBRUARY 12, 2003
  ------------------------------------                     -----------------
   ** Signature of Reporting Person(1)                           Date



(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

NOTE: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instructions 6 for procedure.


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